Exhibit 10.1

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

September 1, 2016

Mr. Michael Brodsky

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

Dear Michael:

Reference is made to your employment offer letter dated effective August 6, 2013, as amended December 4, 2013, September 1, 2014 and August 28, 2015 with Determine, Inc. (the “Company”) whereby you previously served as Executive Chairman (the “Employment Agreement”). You are hereby confirming your resignation from your position as Executive Chairman effective as of today but will continue as Chairman of the Board of the Company and as an employee in a non-executive capacity as Special Advisor to the CEO, with Section 1 of the Employment Agreement hereby amended accordingly. This letter hereby further amends the Employment Agreement as follows:

1. Section 2 shall be amended and replaced with the following:

Cash Compensation. The Company will continue to pay you a salary at the rate of $1,250 per month ($15,000 per annum), less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule.

2. The following shall be added to end of Section 3.1:

For your extended service for the twelve month period after the date of this letter, you will be provided with: (i) an additional grant of a stock option (the “Option”) to purchase 75,600 shares of Company’s Common Stock and (ii) an additional grant of 37,800 restricted stock units representing shares of the Company’s Common Stock (the “Units”), in each case under Company’s 2015 Equity Incentive Plan (the “EIP”). The Options and the RSUs shall be granted effective one trading day after the date of filing of the Company’s Form 8-K with the Securities Exchange Commission disclosing this letter agreement (the “Grant Date”), with the Options having an exercise price equal to the fair market value of the Company’s common stock at the close of market the date of grant. The Options and the RSUs shall vest in equal monthly installments over a 12 month period of continuous service from the date of this letter, with the RSUs settled on the earliest permissible trading day after such dates.

In addition, you will be granted on the Grant Date an additional grant of a stock option (the “Additional Option”) to purchase 100,000 shares of the Company’s common stock, which Additional Option shall vest 50% after the date two years from the date of this letter based upon continued service through such date and the balance in equal monthly installments over the 24 month period of continuous service thereafter.

September 1, 2016

The Option and Additional Option will vest and the Units would be issued and settled immediately if the Company is subject to a Change in Control, as defined in the EIP. The grants of the Units, Option and Additional Option are subject to the other terms and conditions set forth in the EIP and the Company’s forms of Stock Unit Agreement and Stock Option Agreement.

Please indicate your agreement with these terms by countersigning below.

Very truly yours,

DETERMINE, INC.

By:	/s/ J. Michael Gullard

Name: J. Michael Gullard, on behalf of the Board of Directors

I have read and accept this agreement:

/s/ Michael Brodsky
MICHAEL BRODSKY
Dated:	September 1, 2016